Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE

Contact:

Kevin P. McCarty
Director of Investor Relations
Intermec, Inc.
425-265-2472
kevin.mccarty@intermec.com

Unitrin, Inc. CFO Eric J. Draut Joins Intermec Board of Directors

EVERETT, Wash. – October 6, 2008 – Intermec, Inc. (NYSE:IN) today announces that Eric J. Draut, executive vice president and chief financial officer of Unitrin, Inc. (NYSE:UTR), has been elected to the Intermec, Inc. board of directors.

Mr. Draut has a long history of financial leadership with Unitrin, a financial services company focused on creating shareholder value by providing through its subsidiaries a diverse array of insurance and automobile finance products and services for individuals, families and small businesses. He has been with Unitrin, Inc. for over 19 years.

Previously, Mr. Draut has served in numerous finance, accounting and audit roles with Duchossois Industries, AM International and Coopers & Lybrand.

Mr. Draut, 51, lives with his wife and daughter in Arlington Heights, Illinois, and holds a Bachelor of Arts in Accounting from the University of Illinois at Urbana Champaign and a Master’s of Management from the Northwestern University’s Kellogg School of Management.

In addition to his responsibilities with Unitrin Inc., Mr. Draut serves as the chairman of the board of directors for Lutheran Social Services of Illinois, a not-for-profit organization.

Intermec, Inc. expands its board from eight to nine members with Mr. Draut’s election.

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)
Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in  our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.